Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Open Text Corporation

We consent to the use of:

•
our report dated July 31, 2019, on the consolidated financial statements of Open Text Corporation (the “Company”), which comprise the consolidated balance sheets as at June 30, 2019 and June 30, 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively the “consolidated financial statements”), and

•	our report dated July 31, 2019 on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2019 each of which is included in this annual report on Form 10-K of the Company for the fiscal year ended June 30, 2019.
Our report on the consolidated financial statements refers to changes in accounting policies for revenue recognition and income taxes due to the adoption of new accounting standards for “Revenues from Contracts with Customers” and "Income Taxes: Intra‐Entity Transfers of Assets Other Than Inventory" .

We also consent to the incorporation by reference of such reports in Registration Statement Nos. 333-184670, 333-146351, 333-121377, 333-214427 and 333-87024 on Form S-8, and No. 333-220260 on Form S-3 of the Company,

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
August 1, 2019
Toronto, Canada